Exhibit (e)(2)

EXHIBIT A

FUNDS

Name of Series

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF

Amplify Transformational Data Sharing ETF

Amplify Advanced Battery Metals and Materials ETF

Amplify EASI Tactical Growth ETF

Amplify BlackSwan Growth & Treasury Core ETF

Amplify International Online Retail ETF

Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF

Amplify High Income ETF